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                                                                   EXHIBIT 17.5

                              [National Media Logo]
                           NATIONAL MEDIA CORPORATION





                                October 13, 1998



National Media Corporation
1835 Market Street
Suite 1100
Philadelphia, PA 19103

Dear Sirs:

         Please accept this as my resignation from the Board of Directors of National Media Corporation (the "Company") effective upon consummation of that certain stock purchase agreement dated August 11, 1998 by and between the Company and NM Acquisition Co., LLC.

                                                     Very truly yours,





                                                     Jon W. Yoskin, II







    Eleven Penn Center 1835 Market Street Suite 1100 Philadelphia, PA 19103
                      Phone: 215-988-4600 Fax: 215-988-4900